                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No.     )


Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Lindsay Manufacturing Co.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                           LINDSAY MANUFACTURING CO.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 23, 1998

     The Annual Meeting of Stockholders of Lindsay Manufacturing Co. (the "Company") will be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, on Friday, January 23, 1998, at 1:00 p.m., Central Standard Time, for the following purposes:

          (1) To elect two directors.

          (2) To approve the adoption of the Company's Executive Compensation Plan.

          (3) To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the fiscal year ending August 31, 1998.

          (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of two directors, the proposed Executive Compensation Plan and the ratification of the appointment of independent auditors.

     Only stockholders holding shares of Common Stock of record at the close of business on December 18, 1997 will be entitled to notice of and to vote at the meeting.

     Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy which is solicited on behalf of the Board of Directors and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Bruce C. Karsk, Secretary

Lindsay, Nebraska
December 19, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

                           LINDSAY MANUFACTURING CO.
                                EAST HIGHWAY 91
                            LINDSAY, NEBRASKA 68644

                           -------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                  COMMON STOCK

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Manufacturing Co. (the "Company") to be held on January 23, 1998 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at East Highway 91, Lindsay, Nebraska 68644. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 19, 1997.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the directors believe shares held by executive officers and directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 10.6% of the total shares outstanding as of December 8, 1997. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP THEREOF BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

     Only holders of Common Stock of record at the close of business on December 18, 1997 will be entitled to vote at the Annual Meeting. At the record date, there were 9,343,856 shares of Common Stock which were issued and outstanding. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

     The following table sets forth, as of December 8, 1997, the beneficial ownership of the Company's Common Stock by directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by the Company to beneficially own more than 5% of the Company's Common Stock and by all present executive officers and directors of the Company as a group:

                                                                NUMBER OF SHARES
                                                                  BENEFICIALLY           PERCENT
                            NAME                                    OWNED(1)             OF CLASS
                            ----                                ----------------         --------
Vaughn L. Beals, Jr., Director..............................           2,260               *
Howard G. Buffett, Director.................................           7,685(2)            *
John W. Croghan, Director...................................          91,385(2)            1.0%
Eduardo R. Enriquez, Vice President -- International and
  President of Lindsay International Sales Corporation......          32,640(2)            *
Bruce C. Karsk, Vice President -- Finance, Secretary and
  Treasurer.................................................         112,264(2)            1.2%
Clifford P. Loseke, Vice President -- Manufacturing.........          56,900(2)            *
Gary D. Parker, Chairman of the Board, President, Chief
  Executive Officer and Director............................         590,051(2)            6.2%
George W. Plossl, Director..................................          27,710(2)            *
Robert S. Snoozy, Vice President -- Sales and Marketing.....          46,100(2)            *
The Bass Management Trust and Other Related Parties.........       1,645,297(3)(6)        17.6%
Fidelity Management & Research Co...........................         474,850(4)(6)         5.1%
Palisade Capital Management, L.L.C..........................         979,100(5)(6)        10.5%
All executive officers and directors as a group (10
  persons)..................................................       1,032,470(2)           10.6%

-------------------------
 *  Represents less than 1% of the outstanding Common Stock of the Company.

(1) Each shareholder has sole voting and investment power over the shares he beneficially owns, and all such shares are owned directly unless otherwise indicated.

(2) Includes 7,425; 27,000; 21,600; 50,766; 35,600; 156,375; 25,380; 35,600; and
    419,146 shares of restricted stock granted but not yet issued or shares which may be acquired within 60 days of December 8, 1997, pursuant to the exercise of options by Messrs. Buffett, Croghan, Enriquez, Karsk, Loseke, Parker, Plossl and Snoozy and the executive officers and directors as a group, respectively.

(3) The Bass Management Trust and Other Related Parties c/o W. Robert Catham, 201 Main Street, Suite 2600, Fort Worth, Texas 76102. These securities are held by The Bass Management Trust, Perry R. Bass, Nancy L. Bass, Lee M. Bass, Thomas M. Taylor, Sid R. Bass Management Trust, Sid R. Bass, Trinity I Fund, L.P., TF Investors, L.P., Trinity Capital Management, Inc., Portfolio Partners, L.P. and Portfolio Associates, Inc.

(4) Fidelity Management & Research Co., 82 Devonshire Street, Boston, Massachusetts 02109.

(5) Palisade Capital Management, L.L.C., Suite 695, One Bridge Plaza, Fort Lee, New Jersey 07024.

(6) Based on information on Form 13D, 13F and 13G filed with the Securities and Exchange Commission with respect to the Company's Common Stock.

                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has nominated Howard G. Buffett and George W. Plossl to serve three-year terms as directors. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of Messrs. Buffett and Plossl. The Board of Directors knows of no reason why Mr. Buffett or Mr. Plossl might be unavailable to serve, if elected. Messrs. Buffett and Plossl have each expressed an intention to serve, if elected. If either Mr. Buffett or Mr. Plossl is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between Mr. Buffett or Mr. Plossl and any other person pursuant to which either of such nominees was selected. The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. BUFFETT AND PLOSSL.

     The table below sets forth certain information regarding the directors of the Company. All members of, and the nominees to, the Board of Directors have held the positions with the companies (or their predecessors) set forth under "Principal Occupation" for at least five years, unless otherwise indicated.

                                                            PRINCIPAL                  DIRECTOR   TERM TO
                NAME                   AGE                 OCCUPATION                   SINCE     EXPIRE
                ----                   ---                 ----------                  --------   -------
NOMINEES
Howard G. Buffett....................  43    Chairman of the Board, The GSI Group(1)     1995      1998
George W. Plossl.....................  79    President of G.W. Plossl & Co., Inc.        1989      1998
DIRECTORS CONTINUING IN OFFICE
John W. Croghan......................  67    President of Lincoln Partners, a            1989      1999
                                             partnership of Lincoln Capital
                                             Management Company(2)
Vaughn L. Beals, Jr..................  69    Chairman-Emeritus, Harley-Davidson,         1997      2000
                                             Inc.
Gary D. Parker.......................  52    Chairman, President and Chief Executive     1978      2000
                                             Officer of the Company

-------------------------
(1) Prior to joining The GSI Group in 1995, Mr. Buffett was Corporate Vice President, Assistant to the Chairman and director of Archer Daniels Midland Company from 1992 to 1995 and a County Commissioner of Douglas County, Nebraska from 1989 to 1992. Mr. Buffett is also a director of The GSI Group, Berkshire Hathaway, Inc. and Coca-Cola Enterprises, Inc.

(2) Prior to 1997, Mr. Croghan was Chairman of Lincoln Capital Management Company. Mr. Croghan is also a director of St. Paul Bancorp, Inc. and of thirteen Morgan Stanley public closed-end funds.

     Information regarding executive officers of the Company is found in the Company's Annual Report which has been supplied with this Proxy Statement.

     The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended August 31, 1997, the Board of Directors held four meetings. All directors attended 75% or more of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during fiscal 1997, except for Mr. Plossl, who attended 50% of the meetings of the Board of Directors.

     The Board of Directors has established three committees: Audit, Compensation and Nominating.

     AUDIT COMMITTEE. The functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the scope and results of the Company's internal auditing function, reviewing the adequacy of the Company's internal accounting controls with management and auditors and reviewing fees charged by the Company's independent auditors. The Audit Committee is composed of Directors Beals, Croghan and Plossl. The Audit Committee met one time during fiscal 1997.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves compensation policy, changes in salary levels and bonus payment and awards pursuant to the Company's management incentive plans. The Compensation Committee consists of Directors Beals, Buffett and Croghan. The Compensation Committee met two times during fiscal 1997.

     NOMINATING COMMITTEE. The Nominating Committee, composed of Directors Buffett, Parker and Plossl, is responsible for nominating persons to serve as directors of the Company. The Nominating Committee met two times during fiscal 1997.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid $24,000 annually, plus $1,200 per day for attending meetings of the Board of Directors and $600 per day for attending meetings of committees of the Board of Directors or other meetings at the request of the Company. Directors are also reimbursed for expenses they incur in attending meetings. Directors who are not employees of the Company are also eligible to receive grants of nonqualified options to purchase Common Stock in amounts determined by disinterested members of the Compensation Committee. Continuing Directors receive an annual grant of options to purchase 3,375 shares of Common Stock on September 3 of each fiscal year at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant. New Directors receive an initial grant of options to purchase 16,875 shares of Common Stock on the 3rd of September after becoming a Director at an exercise price equal to the closing price of the Company's Common Stock on the date of the grant. The maximum number of shares that can be issued to such directors pursuant to such options is the greater of 202,500 or 2% of the total shares outstanding. Options granted to a director vest ratably over a five-year period and unexercised options are subject to forfeiture if a director retires voluntarily or is terminated for cause. During fiscal 1997, the Company granted Messrs. Buffett, Croghan and Plossl options to purchase 3,375, 3,375 and 3,375 shares of Common Stock, respectively, at an exercise price of $25.83 per share. Mr. Beals (who became a director of the Company after the September 3, 1996 grant date for fiscal 1997) received his initial grant of options in fiscal 1998. No options were exercised by any outside director during fiscal 1997.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to the Chief Executive Officer and the other four highest paid executive officers of the Company for services rendered during the three fiscal years ended August 31, 1997, August 31, 1996 and August 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                    -------------------------------------
                                      ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                              -----------------------------------   ------------------------   ----------
         (A)           (B)      (C)       (D)           (E)             (F)          (G)          (H)             (I)

                                                                                  SECURITIES
                                                                    RESTRICTED    UNDERLYING
                                                   OTHER ANNUAL        STOCK       OPTIONS/       LTIP         ALL OTHER
      NAME AND                SALARY     BONUS    COMPENSATION(1)   AWARD(S)(2)    SARS(3)     PAYOUTS(4)   COMPENSATION(5)
 PRINCIPAL POSITION    YEAR     ($)       ($)           ($)             ($)          (#)          ($)             ($)
---------------------  ----   -------   -------         --           ---------      -----        ------         ------
Gary D. Parker.......  1997   367,047   300,000         --           1,114,875         --            --         58,841
  Chairman,            1996   339,859   300,000         --             689,625         --            --         49,512
  President and Chief  1995   323,675   300,000         --             525,000         --            --         46,023
  Executive Officer
Eduardo R.
  Enriquez...........  1997    92,700    26,525         --                  --         --            --          8,731
  Vice President --    1996    90,000    22,000         --                  --         --            --          6,757
  International and    1995    86,776    25,000         --                  --      9,000            --          6,766
  President of
  Lindsay
  International Sales
  Corporation
Bruce C. Karsk.......  1997   131,249    90,000         --              81,000         --            --         17,770
  Vice President --    1996   121,527    85,000         --              57,375         --            --         15,304
  Finance, Secretary   1995   115,740    77,000         --              31,250         --            --         15,142
  and Treasurer
Clifford P. Loseke...  1997    98,000    34,000         --              27,125         --            --         10,320
  Vice President --    1996    93,185    35,000         --                  --         --            --          7,229
  Manufacturing        1995    89,601    33,000         --                  --      9,000            --          8,647
Robert S. Snoozy.....  1997    90,000    74,180         --              27,125         --            --         10,678
  Vice President --    1996    81,643    75,000         --                  --         --            --          8,083
  Sales and            1995    77,756    57,000         --                  --      9,000            --          8,644
  Marketing

-------------------------
(1) No disclosure is required in this column pursuant to applicable Securities and Exchange Commission Regulations, as the aggregate value of items covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for each respective executive officer named.

(2) Represents restricted stock awards of 40,500 shares and 2,250 shares for Messrs. Parker and Karsk, respectively, in each of fiscal 1997, fiscal 1996 and fiscal 1995 and 1,050 shares to each of Messrs. Loseke and Snoozy in fiscal 1997 (all shares adjusted for the March 10, 1997 three-for-two stock split). The restricted stock awards vest two years from the date of grant and participate in dividends on a nonpreferential basis. Of each year's restricted stock award to Mr. Parker, 33,750 shares were performance-based as were all of the fiscal 1997 restricted stock awards to Messrs. Loseke and Snoozy. At August 31, 1997, the value of each award to Mr. Parker of 40,500 shares in fiscal 1997, 1996 and 1995 is $1,579,500. At August 31, 1997, the
    value of each award to Mr. Karsk of 2,250 shares in fiscal 1997, 1996 and 1995 is $87,750. At August 31, 1997, the value of the fiscal 1997 awards to Messrs. Loseke and Snoozy of 1,050 shares each is $40,950.

(3) Adjusted for the March 10, 1997 three-for-two stock split.

(4) The Company does not have a long-term incentive plan as defined in Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

(5) These amounts for fiscal 1997 consist of defined contributions and matching contributions to the Company's defined contribution profit-sharing and 401(k) plan of $10,203, $8,038, $10,203, $9,240 and $10,203 for Messrs.
    Parker, Enriquez, Karsk, Loseke and Snoozy, respectively, and of premiums for supplemental life insurance (and, in the case of Messrs. Karsk and Parker, the value of split-dollar supplemental term life insurance) of $48,638, $693, $7,567, $1,080 and $475 for Messrs. Parker, Enriquez, Karsk,
    Loseke and Snoozy, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No options were granted to the executive officers listed in the Summary Compensation Table during fiscal year 1997.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table sets forth certain information concerning options exercised during fiscal year 1997, the number of unexercised options and the value of unexercised options at the end of fiscal 1997 for the executive officers whose compensation is reported in the Summary Compensation Table.

                 (A)                         (B)             (C)             (D)                (E)
                                                                          NUMBER OF
                                                                         SECURITIES          VALUE OF
                                                                         UNDERLYING         UNEXERCISED
                                                                         UNEXERCISED       IN-THE-MONEY
                                                                       OPTIONS/SARS AT    OPTIONS/SARS AT
                                                                         FISCAL YEAR        FISCAL YEAR
                                                                          END(#)(1)          END($)(2)
                                                                        -------------    -----------------

                                       SHARES ACQUIRED
                                             ON             VALUE       EXERCISABLE/       EXERCISABLE/
                NAME                   EXERCISE(#)(1)    REALIZED($)    UNEXERCISABLE      UNEXERCISABLE
-------------------------------------      -------        ---------     -------------    -----------------
Gary D. Parker.......................      100,687        2,950,136       156,375/-0-    5,415,266/-0-
Eduardo R. Enriquez..................        7,005          217,851      19,800/7,200      492,948/189,972
Bruce C. Karsk.......................       50,766        1,537,528        50,766/-0-    1,758,027/-0-
Clifford P. Loseke...................          -0-              -0-      33,300/7,200      943,443/189,972
Robert S. Snoozy.....................          -0-              -0-      33,300/7,200      943,443/189,972

-------------------------
(1) Shares adjusted for the three-for-two stock split of March 10, 1997.

(2) Based on the difference between the closing sale price of the Common Stock on August 31, 1997 and the related option exercise price.

RETIREMENT PLAN

     The Company has a nonqualified Supplemental Retirement Plan (a defined benefit retirement plan) that provides participants with certain retirement benefits after the employee reaches his normal retirement age (age 62 for Messrs. Parker, Karsk, Loseke and Snoozy and age 65 for Mr. Enriquez) which would otherwise be denied them due to benefit limitations for Internal Revenue Code qualified plans. The retirement benefits payable to participants pursuant to this plan are determined by a calculation which is based on average annual earnings (base salary plus cash bonuses) for the three highest earning years during the ten year period immediately prior to the participant's retirement reduced by the participant's retirement benefits from the Company's Profit Sharing Plan, Social Security benefits payable, and benefits from any retirement or pension plan the participant may be entitled to from any prior employers.

     The Supplemental Retirement Plan provides reduced benefits for a participant who elects early retirement at age 55 (age 60 in the case of Mr. Enriquez) or later but before age 62 (age 65 in the case of Mr. Enriquez). While the benefits are paid from the general assets of the Company, the Company has secured life insurance on the participants to provide the Company with the funds necessary to provide the above described supplemental retirement benefits. Upon attainment of the normal retirement age, the projected annual benefits are $295,716, $9,612, $-0-, $18,984 and $-0- for Messrs. Parker, Enriquez, Karsk,
Loseke and Snoozy, respectively.

EMPLOYMENT AGREEMENTS

     The Company's employment agreement with Mr. Parker provides for the payment of a base salary, a performance bonus and a deferred bonus. It also provides that Mr. Parker will be eligible to receive restricted Common Stock, options to purchase Common Stock, SARs and SIRs as well as certain fringe benefits provided in the Company's employee benefit programs. Under the agreement, Mr. Parker receives a performance bonus (up to a maximum $200,000 beginning in any fiscal year after 1997) equal to 2% of the Company's pretax earnings if the Company's pretax earnings are greater than 15% of its average equity during the year. A deferred bonus, the payment of which is deferred 12 months and is unvested, may also be earned by Mr. Parker in an amount equal to the current year's bonus. The aggregate of the performance bonus and the deferred bonus awarded in any fiscal year may not exceed $400,000. Additionally, Mr. Parker is entitled to receive an annual performance-based award of 33,750 shares of restricted Common Stock if the Company achieves a pretax return on beginning equity of at least 20%. He may not sell, transfer, pledge or assign the restricted Common Stock for at least two years from the date of grant and this stock does not vest until the end of the two-year period. Mr. Parker's employment agreement expires August 31, 2002 and may be extended for up to two additional years. If the Company were to terminate Mr. Parker's employment without cause, as defined therein, or if there were a change in control, as defined therein, Mr. Parker would be entitled to receive a lump-sum payment equal to the greater of the balance of his salary plus all bonuses and incentives through the end of the term of the employment agreement or any earned bonus plus incentive and any deferred bonus for the year in which the termination occurs plus additional compensation equal to 250% of his average gross compensation.

     The Company has also entered into employment agreements with Messrs. Enriquez, Karsk, Loseke and Snoozy that provide for the payment of a base salary and the opportunity for a performance bonus award. Each employment agreement also provides that such officers will be eligible to receive options to purchase Common Stock and certain fringe benefits provided in the Company's employee benefit programs. The employment agreements with Messrs. Enriquez, Karsk, Loseke and Snoozy each expire on August 31, 2000. If the Company terminates any such officer's employment without cause, as defined in the employment agreements, such officer will be entitled to receive a lump-sum payment equal to the greater of the balance of his salary plus all bonuses and incentives through the end of the term of his employment agreement or compensation equal to 250% of his average gross compensation under each respective agreement. If there were a change in control, as defined in the employment agreements, each such officer will be entitled to receive a lump-sum payment equal to the balance of his salary plus all bonuses and incentives through the end of the term of the employment agreement plus additional compensation equal to 250% of his average gross compensation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     EXECUTIVE OFFICER COMPENSATION. The Compensation Committee of the Board of Directors, which is composed of three independent outside directors, is responsible for setting policies with respect to compensation of the Company's executive officers.

     COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM. At the direction of the Board of Directors, the Compensation Committee endeavors to ensure the Company's Executive Compensation Program is effective in retaining and motivating executives needed to achieve performance objectives and maximize shareholder value. The Company's objective is to closely align the executives' financial interests with those of the shareholders. The Compensation Committee, as it deems appropriate, utilizes outside consulting services and compensation surveys and reviews executive compensation for a group of comparative companies to determine competitive levels of compensation.

     The Company subscribes to a total compensation theory in which base salary, performance bonus, benefits and grants of restricted stock and/or options to purchase Common Stock are considered individually and in total. Base salary is a function of the executive officers' prior salary and the Compensation Committee's view of base salary levels for executive officers with comparable positions and responsibilities in other companies. The remaining portion of each executive officer's compensation is directly related to the success of the Company. This is accomplished in two ways. First, each executive officer is eligible to earn a bonus based primarily upon the executive's individual performance, considering both qualitative and quantitative factors, and the performance of the operating or staff organization for which the executive officer is responsible. For example, executive officers with sales responsibilities earn a bonus if specific sales and margin goals are obtained. If performance for the year is below targeted levels, there would be only a nominal bonus payment or, in some cases, no bonus payment. As specific goals are met or exceeded, the executive officer is entitled to receive a progressively larger bonus up to a stated maximum. Total bonus is based secondarily on the overall performance of the Company.

     Second, believing that significant ownership of Company stock serves to align key management's interest with that of shareholders, executive officers who, in the opinion of the Compensation Committee, contribute to the growth, development and financial success of the Company are awarded restricted Common Stock and/or options to purchase Common Stock. Grants of restricted Common Stock do not vest until two years from the grant date. All grants of options to purchase Common Stock have been made with an exercise price equal to the closing price of the Common Stock on the date of grant, and stock options granted since fiscal 1991 vest ratably over a five-year period. Therefore, the compensation value of these stock options is directly related to the long-term performance of the Company as measured by its future return to stockholders.

     DISCUSSION OF 1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. As described above, the Compensation Committee is responsible for establishing total compensation for all executives, including Gary Parker, considering both a pay-for-performance philosophy with a cap on the maximum bonus opportunity and market rates of compensation. In determining Mr. Parker's compensation for 1997, the Compensation Committee considered the Company's financial performance and corporate accomplishments, individual performance and leadership, and competitive levels of compensation. The Compensation Committee also considered more subjective factors, such as implementation of the Company's plan to enhance shareholder value. With respect to establishing Mr. Parker's 1997 salary, emphasis was placed on performance and competitive salaries in the marketplace. The Company's 1997 internal plan was met or exceeded and the Company exceeded the 1997 return on equity goal established for Mr. Parker. Accordingly, Mr. Parker was awarded the maximum allowable bonus and restricted shares for 1997. See "EMPLOYMENT AGREEMENTS."

     The Compensation Committee believes that the Company's accomplishments under Mr. Parker's demonstrated leadership contributed to the overall performance of the Company and that this is reflected in the compensation package.

     COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE. The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company's executive officers.

                                          Howard G. Buffett, Chairman
                                          Vaughn L. Beals, Jr.
                                          John W. Croghan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

                               PERFORMANCE GRAPH

        MEASUREMENT PERIOD               LINDSAY        NASDAQ COMPOSITE     S&P MACHINERY
      (FISCAL YEAR COVERED)         MANUFACTURING CO.  TOTAL RETURN INDEX    (DIVERSIFIED)
1992                                              100                 100                100
1993                                               98                 132                156
1994                                               94                 137                173
1995                                              113                 185                199
1996                                              191                 209                222
1997                                              289                 291                340

             APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION PLAN

     The Compensation Committee of the Board of Directors has adopted, and recommends that the shareholders approve, the Executive Compensation Plan (the "Plan") in the belief that grants and awards of cash and stock thereunder (collectively, "awards") will assist the Company to attract, retain and provide appropriate incentives to key personnel. In addition, approval of the Plan by shareholders will enable certain awards to qualify as "performance-based compensation" not subject to the limitations on deductibility of executive compensation provided for in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is similar to the Company's past executive compensation arrangements.

     The following is a summary of the major provisions of the Plan:

     ADMINISTRATION AND ELIGIBILITY. The Plan will be administered by the Compensation Committee of the Board of Directors, which consists solely of two or more outside directors of the Board. The Compensation Committee will be empowered, among other things, to interpret the Plan, to make all determinations deemed necessary or advisable for its administration and to authorize awards thereunder to key Company employees. Stock awards may include options, restricted stock and other forms of awards measured in whole or in part by the value of shares.

     Key employees are eligible to participate in the Plan subject to selection by the Compensation Committee based upon an employee's past or anticipated contributions to the Company's growth and success.

     ANNUAL MAXIMUM AWARDS. Options and other stock awards may not be granted to any Plan participant in any fiscal year covering more than a total of 50,000 shares of the Company's Common Stock. The 50,000 share limitation is to be automatically adjusted pro rata for any future stock splits or other changes in capitalization. All options or other stock awards under the Plan will be made under the Company's 1991 Long-Term Incentive Plan (the "1991 Plan") approved by the shareholders on February 11, 1992 and are subject to the limit on the total number of shares for which awards can be made under the 1991 Plan. Accordingly, the adoption of the Plan will not increase the total number of shares of Common Stock for which awards may be made under the 1991 Plan.

     STOCK OPTIONS. All options to be granted under the Plan, which may include incentive stock options satisfying certain Code requirements, must have an exercise price of not less than the fair market value of the Company's Common Stock on the date of grant. In addition, a participant will be required to complete a specified period of employment following the grant date before an option becomes exercisable. The exercise price of an option may be paid in cash, through the surrender of shares of Company's Common Stock having a fair market value equal to the exercise price or through a combination of the foregoing.

     RESTRICTED STOCK AND OTHER AWARDS. Awards of Common Stock may be made on terms and conditions fixed by the Compensation Committee, including restrictions as to vesting or transferability of the award. If the Committee intends a restricted stock award to qualify as performance-based compensation under
Section 162(m) of the Code, such shares will vest only upon the attainment of specific performance goals, as discussed below.

     Awards, payable in cash or Common Stock, may be granted under the Plan. Pursuant to Code Section 162(m), compensation in excess of the per year limit paid to the Chief Executive Officer or any of the four other highest paid executive officers is not deductible by the Company unless such compensation is based on pre-established, objective performance criteria. Additionally, shareholders must have approved the general performance criteria for such compensation. Accordingly, the Plan authorizes performance-based awards to be based on one or more of the following criteria: earnings per share, operating income, profit margins, return on net assets, increased inventory and/or receivable turns, cash flow, stock price, total shareholder return and any other objective measure specified in a written agreement with the participant and approved by the Compensation Committee.

     Such awards will be based on the extent to which performance criteria have been satisfied and will not become payable to participants (or vested, in the case of restricted stock) until the Compensation Committee certifies that the applicable performance targets have been met.

     TERM, EXERCISE PERIOD AND TRANSFERABILITY OF STOCK AWARDS. Under the Plan, stock awards may be granted for such terms as the Compensation Committee may determine. Options will be exercisable only during the participant's employment by the Company (or within 60 days after the participant's termination of employment by the Company) and unearned portions of restricted stock and other awards will be forfeited upon termination of the participant's employment prior to the end of the restriction or performance period, subject to exceptions in the case of death, termination without cause or termination following a change in control of the Company. Stock awards are not transferable subject to exceptions in the case of death of a participant.

     AMENDMENT, TERMINATION AND ADJUSTMENT. The Plan may be amended or terminated by the Board at any time, but no amendment shall be made without shareholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Company stock is listed. In addition, no amendment shall impair the rights of holders of any agreement theretofore in place or of any award theretofore granted without their consent.

     The Plan provides that in the event of a reorganization, recapitalization, spinoff, stock dividend or stock split, or a combination or other increase or reduction in the number of issued shares of the Company's Common Stock, the Board or the Compensation Committee may, in order to prevent dilution or enlargement of rights under awards, make such adjustments in the number and type of shares authorized by the Plan and covered by outstanding awards and the price thereof as may be determined to be appropriate and equitable. The Board or the Compensation Committee may provide in award agreements that in the event of a change in control, merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets or dissolution of or spinoff or similar transaction by the Company, the rights under such awards may be accelerated or adjustments may be made in order to prevent the dilution or enlargement of rights thereunder.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock option, restricted stock and cash awards. The laws governing the tax aspects of awards are complex and subject to change in the future.

     Under present law, upon exercise of a stock option that is not an Incentive Stock Option ("ISO"), the holder recognizes ordinary income, and the Company is entitled to a deduction, equal to the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price. However, an ISO will not result in taxable income to the recipient or a tax deduction to the Company at the time of exercise if (i) at all times during the period beginning on the grant date and ending on the day three months before the exercise date, the holder was an employee of the Company, (ii) the recipient does not dispose of the shares acquired pursuant to the exercise of the ISO for at least one year from the date of exercise and at least two years from the date the ISO was granted (whichever is longer) and (iii) certain other requirements are satisfied.

     Stock awards are taxable as ordinary income to the holder and deductible by the Company generally in the year paid in an amount equal to the fair market value of the shares received. However, if the shares are subject to restrictions involving both forfeitability and nontransferability, the recipient's taxable income and the Company's deduction are deferred and measured by the fair market value of the shares at the time that the first of the two restrictions lapses, unless the recipient makes a timely election to recognize income at the time the shares are received.

     Cash awards are taxable to recipients as ordinary income and generally deductible by the Company as of the date they are paid.

     WITHHOLDING OF TAXES. The Company may withhold, or allow stock award holders to remit to the Company, any applicable federal, state or local taxes relating to awards under the Plan. To satisfy such tax liability, the holder may elect to surrender previously acquired shares of Common Stock or to have the Company withhold shares that would otherwise have been issued to the holder under the Plan. Taxes are withheld by the Company from cash awards in accordance with applicable law at the time they are paid.

     The approval of the adoption of the Plan requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against approval. Broker nonvotes will not be considered shares entitled to vote with respect to approval of the adoption of the Plan and will not be counted as votes for or against the approval of the Plan. THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE EXECUTIVE COMPENSATION PLAN.

                     RATIFICATION OF APPOINTMENT OF AUDITOR

     Coopers & Lybrand L.L.P., who has been auditor for the Company since 1974, has been appointed by the Board of Directors as auditors for the Company and its subsidiaries for the fiscal year ending August 31, 1998. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 31, 1998.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than December 29, 1997. Such proposals must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by

December 29, 1997. Only stockholders of record as of December 18, 1997 are entitled to bring business before the Annual Meeting or make nominations for directors.

     In order to be included in the Company's proxy statement relating to its next annual meeting, stockholder proposals must be submitted by August 22, 1998 to the Secretary of the Company at its home office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                 OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

     The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. The Company has incorporated portions of its Annual Report into this Proxy Statement as indicated herein. However, such Annual Report is not to be considered part of this proxy solicitation material. IN ADDITION, ANY STOCKHOLDER WHO WISHES TO RECEIVE A COPY OF THE FORM 10-K FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION MAY OBTAIN A COPY WITHOUT CHARGE BY WRITING TO THE COMPANY. REQUESTS SHOULD BE DIRECTED TO MR. BRUCE C. KARSK AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Bruce C. Karsk, Secretary

Lindsay, Nebraska
December 19, 1997

                                REVOCABLE PROXY

                           LINDSAY MANUFACTURING CO.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY MANUFACTURING CO. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 23, 1998 AND AT ANY ADJOURNMENT THEREOF.

   The undersigned hereby authorizes the Board of Directors of Lindsay Manufacturing Co. (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, on Friday, January 23, 1998, at 1:00 p.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

   1. ELECTION OF DIRECTORS

            [ ] FOR all nominees listed below for terms to expire     [ ] WITHHOLD AUTHORITY to vote for
              in 2001 (except as marked to the contrary below)          all nominees listed below

                    Howard G. Buffett       George W. Plossl

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

          ------------------------------------------------------------

   2. EXECUTIVE COMPENSATION PLAN. Approval of the adoption of the Company's Executive Compensation Plan.
                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

   3. AUDITORS. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending August 31, 1998.
                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

   4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS, FOR THE APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

               (continued and to be signed on the reverse hereof)

    This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for January 23, 1998 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:  _____________________ , 199 ___ .

                                            ------------------------------------
                                                        (Signature)

                                            ------------------------------------
                                                (Signature if held jointly)

                                            Please sign exactly as name appears
                                            on this proxy. When shares are held
                                            by joint tenants, both should sign.
                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give your full title. If a
                                            corporation, please sign in full
                                            corporate name by authorized
                                            officer. If a partnership, please
                                            sign in partnership name by
                                            authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.